Exhibit 10.1

DATED MARCH 16, 2012

BRISTOW HELICOPTER GROUP LIMITED

and

RICHARD DAVID BURMAN

RETIREMENT &

COMPROMISE AGREEMENT

Baker & McKenzie LLP

100 New Bridge Street

London

EC4V 6JA

Ref: DXE/CRF

THIS AGREEMENT dated this 16th day of March 2012

B E T W E E N

(1)	BRISTOW HELICOPTER GROUP LIMITED whose registered office is at Redhill Aerodrome, Kings Mill Lane, Redhill, Surrey RH1 5JZ (the “Company”)

and

(2)	RICHARD DAVID BURMAN of Pine Banks, Butlers Dene Road, Woldingham, Surrey CR3 7HD (the “Employee”)

IT IS AGREED as follows:

1.	TERMINATION OF EMPLOYMENT

The Employee’s employment with the Company and all Associated Companies shall terminate on 16 March 2012 (the “Termination Date”).

2. PAYMENTS TO THE EMPLOYEE

2.1	The Company shall on its own behalf, and on behalf of all Associated Companies, pay the following sums to the Employee:-

(a)	any outstanding salary and 7.42 days’ holiday pay which has accrued up to the Termination Date less appropriate deductions for income tax and employees’ National Insurance contributions, within 30 days of the later of the Termination Date and the date of this Agreement;

(b)	a payment in respect of any outstanding business expenses incurred by the Employee up to the Termination Date in accordance with the Company’s usual policies and procedures relating to expenses, within 7 days of the later of the Termination Date and the date of this Agreement;

(c)	a payment of £261,046 as compensation for the loss of the Employee’s notice period less appropriate deductions (if any) for income tax and employees’ National Insurance contributions, within 7 days of the later of the Termination Date and the date of this Agreement;

(d)	The Company shall, without any admission of liability whatsoever, pay into the Company’s Group Personal Pension Plan (the “Pension Scheme”) the sum of £50,000, within 7 days of the later of the Termination Date and the date of this Agreement, which shall be applied by the trustees of the Pension Scheme on a money purchase basis for the exclusive purpose of providing benefits to or in respect of the Employee, subject to HM Revenue & Customs limits and to the provisions of the governing documentation of the Pension Scheme:

(e)	a payment of £367,350, without any admission of liability whatsoever, as compensation for loss of employment and in respect of the Particular Claims and Proceedings (as defined in Clause 5 below) less any appropriate deductions for income tax and employees’ National Insurance contributions. £183,675 shall be paid 6 months after the Termination Date and £183,675 shall be paid 12 months after the Termination Date.

2.2	The Employee agrees that:

(a)	the Company may deduct from the sums referred to in Clause 2.1 any monies owed by the Employee to the Company or any Associated Company including, but not limited to, amounts due in respect of outstanding loan payments and excess holiday pay;

(b)	except for the sums and benefits referred to in this Agreement, no other sums or benefits are due to the Employee from the Company or any Associated Company;

(c)	notwithstanding the parties’ belief that the first £30,000 in value of the payment and benefits provided, or to be provided, to the Employee pursuant to Clause 2.1(e) of this Agreement is exempt from tax and National Insurance liability and that tax will be deducted from any amount over £30,000 at the appropriate rate following issue of the Employee’s form P45, he will indemnify the Company against all taxes and employees’ National Insurance contributions in respect of the payments and benefits provided, or to be provided, pursuant to this Agreement, and all costs, claims, expenses or proceedings, penalties and interest incurred by the Company which arise out of or in connection with any liability to pay (or deduct) tax or employees’ National Insurance contributions in respect of such payments and benefits (save to the extent that any costs, claims, expenses, proceedings, penalties or interest are caused by any default or delay on the part of the Company or any Associated Company), and

(d)	the compensation payment referred to in Clause 2.1(e) above shall be treated as advance payment for any compensation or awards which may be made to the Employee by the Employment Tribunals, the County Court and/or the High Court, although no admission of liability for any such compensation or awards is hereby made.

3.	BENEFITS TO THE EMPLOYEE

The Company shall, without any admission of liability whatsoever, provide the following benefits to the Employee:-

3.1	Legal Costs

The Company will pay directly to the Adviser (as defined in Clause 9.2 below) the Employee’s legal costs up to a limit of £10,000 (inclusive of disbursements) plus VAT subject to receiving from the Adviser:

(a)	written confirmation that such legal costs were incurred exclusively in advising the Employee in connection with the termination of the Employee’s employment; and

(b)	a copy of an invoice in respect of such costs addressed to the Employee but marked payable by the Company.

3.2	Continuation of Insurance

The Company shall procure that the Employee and his family members (if applicable) shall remain covered by the Company’s:

(a)	directors and officers insurance for 6 years after the Termination Date;

(b)	life assurance scheme until 12 months after the Termination Date;

(c)	medical expenses insurance scheme until 12 months after the Termination Date and the Company will continue the Employee’s coverage, at the Employee’s option, for an additional 12 months if the Employee pays the applicable premium (the amount for which will be confirmed to the Employee to enable him to consider whether to exercise this option); and

(d)	personal accident insurance until 12 months after the Termination Date on the same or equivalent level of cover as enjoyed by the Employee as at the Termination Date and subject always to the terms and conditions of the above insurance schemes from time to time in force and shall be provided notwithstanding the termination of employment.

4. STOCK OPTIONS AND RESTRICTED STOCK

4.1	Any unvested options under the Company’s long term investment plans granted to the Employee on 1 November 2004, 29 December 2005, 14 June 2006, 24 May 2007, 5 June 2008, 4 June 2009, 9 June 2010 and 8 June 2011 shall vest on the Termination Date and shall remain exercisable for a period of 180 days following the Termination Date. For the avoidance of doubt, the Employee shall remain entitled to all vested options. The Employee agrees that, save for the provisions of this Clause 4.1, no further options, sums or benefits are due from the Company or any Associated Company in respect of stock options.

4.2	The Employee’s entitlement to Performance Restricted Stock granted on 24 May 2007 and Restricted Stock granted on 4 June 2009, 9 June 2010 and 8 June 2011 shall, notwithstanding the terms and conditions and other governing documentation applicable to such Restricted Stock from time to time in force, vest on the Termination Date. For the avoidance of doubt, the Employee shall remain entitled to all vested Performance Restricted Stock. The Restricted Stock Award of 25,000 shares granted on 9 June 2010 shall be forfeited in accordance with the terms of the award. The Employee agrees that, save for the provisions of this Clause 4.2, no further sums or benefits are due from the Company or any Associated Company in respect of restricted stock.

4.3	The Employee’s entitlement to Performance Cash granted on 4 June 2009, 9 June 2010 and 8 June 2011 shall, notwithstanding the terms and conditions and other governing documentation applicable to such Performance Cash from time to time in force, vest on the Termination Date. A payment of £226,926 in respect of half of the Employee’s Performance Cash entitlement shall be paid 6 months after the Termination Date, subject to such deductions required by law, and a payment of £226,926 in respect of the Employee’s remaining Performance Cash entitlement shall be paid 12 months after the Termination Date, subject to such deductions required by law. For the avoidance of doubt, the Employee shall remain entitled to all vested Performance Cash rights. The Employee agrees that, save for the provisions of this Clause 4.3, no further sums or benefits are due from the Company or any Associated Company in respect of performance cash.

4.4	Any exercise of Options, vesting of Performance Restricted Stock and Restricted Stock and payment of Performance Cash to the Employee under this Clause 4 shall be conditional upon the Company having received from the Employee an amount in satisfaction of any income tax and employee National Insurance liability arising from such exercise, vesting or payment. In order that this condition shall be met, the Company is entitled to, subject to the Employee’s choice:

(a)	require the sale of a sufficient number of the shares to be acquired by the Employee on the exercise of Options or the vesting of Performance Restricted Stock or Restricted Stock to meet the income tax and employee National Insurance liability;

(b)	require the Employee to pay to the Employer amounts to meet the income tax and employee National Insurance liability before any cash or shares are received under this Clause 4; and

(c)	deduct amounts to meet the income tax and employee National Insurance liability from payments of Performance Cash, salary or any payment due to the Employee under the terms of this Agreement.

5. SETTLEMENT AND WAIVER OF CLAIMS

5.1	The Employee considers that he has or may have statutory claims, and therefore could bring proceedings, against the Company, or any Associated Company, or its or their employees, officers or shareholders, for:

(a)	Unfair dismissal under section 94 of the Employment Rights Act 1996;

(b)	Automatic unfair dismissal under sections 94 and 103A and protection from suffering detriment under section 47B of the Employment Rights Act 1996 (protected disclosures);

(c)	Automatic unfair dismissal under sections 94 and 104 of the Employment Rights Act 1996 (assertion of statutory rights);

(d)	Automatic unfair dismissal under section 94 of the Employment Rights Act 1996 and section 12 of the Employment Relations Act 1999 (right to accompaniment);

(e)	Deductions from wages and payments to employers under Part II of the Employment Rights Act 1996;

(f)	Right to accompaniment and protection from suffering detriment under sections 10 and 12 of the Employment Relations Act 1999

(g)	Minimum notice under Part IX of the Employment Rights Act 1996.

(h)	Written statement of reasons for dismissal under section 92 of the Employment Rights Act 1996.

(i)	The following claims under the Equality Act 2010 in relation to age: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention)

(j)	The following claims under the Equality Act 2010 in relation to race: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

(k)	Automatic unfair dismissal under sections 94 and 98ZG of the Employment Rights Act 1996 (retirement).

(l)	Notification of right to make a request not to retire on intended date of retirement under paragraph 2, Schedule 6 of the Employment Equality (Age) Regulations 2006.

(m)	Right to accompaniment and protection against detriment and dismissal under paragraphs 9 and 13, Schedule 6 of the Employment Equality (Age) Regulations 2006.

(together the “Particular Claims and Proceedings”).

5.2	The Employee agrees to accept the sums and benefits referred to at Clauses 2.1(e) 3.2, 4.1, 4.2 and 4.3 of this Agreement in full and final settlement of:

(a)	the Employee’s prospective entitlement to bring the Particular Claims and Proceedings; and

(b)	any other Statutory Employment Protection Claim; and

(c)	any claim for breach of the Employee’s contract of employment with the Company or any Associated Company and all other claims and rights of action (whether under statute, contract, common law or otherwise and whether or not the Employee is aware of the claim at the time of entering into this Agreement) in any jurisdiction in the world, howsoever arising which the Employee has or may have now or at any point in the future against the Company or any Associated Company, its or their officers, employees or shareholders, arising from or connected with the Employee’s employment or the holding of any office with the Company or any Associated Company, the termination thereof or any other matter concerning or arising from the Employee’s employment with the Company or any Associated Company.

5.3	The parties agree that Clause 5.2 shall not apply to any claims against the Company or any Associated Company in respect of:-

(a)	personal injury caused by the Company’s or any Associated Company’s negligence (save for any claims for compensation, or damages, for personal injury which may be brought pursuant to discrimination legislation and/or pursuant to Part V of the Employment Rights Act 1996); and

(b)	any pension rights or pension benefits which have accrued to the Employee up to the Termination Date.

5.4	The parties agree that Clause 5.2 shall have effect irrespective of whether or not, as at the date of this Agreement, the Employee is or could be aware of such claims or has such claims in his express contemplation (including but not limited to claims of which the Employee becomes aware after the date of this Agreement in whole or in part as a result of new legislation or the development of common law or equity).

6. EMPLOYEE’S WARRANTIES

As a strict condition of receiving the sums and benefits under this Agreement, the Employee warrants as follows and acknowledges that the Company enters into this Agreement in reliance on these warranties:-

6.1	that the Particular Claims and Proceedings are all of the claims and proceedings (whether statutory or otherwise) that the Employee considers he has, or may have, against the Company, any Associated Company, its or their employees, officers or shareholders arising out of or in connection with the Employee’s employment with the Company, or any Associated Company, or its termination;

6.2	before entering into this Agreement, the Employee has raised with the Adviser (as defined in Clause 9.2 below) below all facts and issues relevant to the Employee’s employment and its termination which could give rise to a claim against the Company or any Associated Company;

6.3	that the Employee is not aware of any condition, mental or physical, or any other facts or circumstances, which could constitute the basis for a claim against the Company or any Associated Company for personal injury (whether at the date of signing this Agreement or at any time in the future);

6.4	that the Employee has not presented or issued a claim to the Employment Tribunals, a County Court or a High Court in respect of any matter connected with the Employee’s employment or its termination and that neither the Employee nor anyone acting on the Employee’s behalf will present or issue such a claim;

6.5	that the Employee has not committed any act or any omission which could amount to a material breach of the express or implied terms of the Employee’s contract of employment with the Company and/or any act of misconduct under the Company’s Disciplinary Procedure and will not commit any such act or omission between the date of this Agreement and the Termination Date.

7. EMPLOYEE’S OBLIGATIONS

7.1	The Employee agrees:-

(a)	to account for and return immediately to the Company all Company Property;

(b)	to comply immediately with any request from the Company to delete, disclose details of, produce copies of, and/or permit inspection of all information and/or documents (including Confidential Information) relating to or belonging to the Company or any Associated Company which are held and/or saved on any computer, telecommunications or other electronic equipment belonging to or in the possession of the Employee;

(c)	on request to disclose to the Company all passwords (including passwords to all protected files) created or protected by him which are held and/or saved on any computer, telecommunications or other electronic equipment belonging to the Company;

(d)	to repay to the Company on demand and in full the payment received pursuant to Clause 2.1(e) above in the event that the Employee brings any claims or proceedings, whether statutory or otherwise, relating to the Employee’s employment with the Company or any Associated Company, or its termination, against the Company, any Associated Company, its or their employees, officers or shareholders, whether in an Employment Tribunal, a County Court, a High Court or otherwise (save for claims which fall within the exclusions set out in Clause 5.3 above). The Employee agrees that this sum shall be recoverable as a debt, together with all costs, including legal costs, reasonably incurred by the Company in recovering the sum and/or in relation to any claims or proceedings so brought by the Employee; and

(e)	that Clause 13 of the Employee’s contract of employment with the Company dated 15 October 2004 shall remain in full force and effect; and

(f)	to resign in writing from all directorships and other offices which the Employee holds with the Company or any Associated Company in the form set out in the draft letter attached hereto in Annex 3, such resignations taking effect from the Termination Date.

7.2	In consideration of the continuation of insurance referred to in Clause 3.2 above the Employee agrees:

(a)	subject to Clause 7.2(g) below, not to disclose (directly or indirectly) to any party contents of this Agreement except to the Employee’s professional advisers, the Employee’s spouse or registered civil partner (on the basis that each of the foregoing parties agrees to keep the same confidential) and HM Revenue & Customs (provided always that nothing in this Clause 7.2(a) shall prevent the Employee from supplying a copy of this Agreement and its Annexes to any court of competent jurisdiction, or as otherwise required by law);

(b)	without limitation in time not to divulge or make use of (whether directly or indirectly and whether for the Employee’s own or another’s benefit or purposes) any Confidential Information (this obligation does not apply to any disclosures required or protected by law or to any information in the public domain other than by way of unauthorised disclosure (whether by the Employee or another person));

(c)	that the Employee will, on the request of the Company or any Associated Company, assist it or them in any threatened or actual litigation concerning it or them where the Employee has in his possession or knowledge any facts or other matters which the Company or any Associated Company reasonably considers is relevant to such legal proceedings (including but not limited to giving statements/affidavits, meeting with their legal and other professional advisers, attending any legal hearing and giving evidence) PROVIDED ALWAYS that the Company or the relevant Associated Company shall reimburse the Employee for reasonable expenses properly incurred and evidenced by the Employee in giving such assistance;

(d)	not to make, or cause to be made, (directly or indirectly) any derogatory or critical comments or statements (whether orally or in writing) about the Company or any Associated Company or its or their respective officers or employees;

(e)	not to make, or cause to be made (directly or indirectly), any statement or comment to the press or other media concerning the Employee’s employment with the Company, or its termination, or the Employee’s resignation from any directorships or other offices with the Company or any Associated Company without the prior written consent of the Company;

(f)	to be bound by the restraints set out in Annex 4 attached hereto;

(g)	that in the event that the Employee is offered employment, consultancy or other business activities in the period covered by the restraints referred to in Annex 4, the Employee will deliver to the person making such an offer a full copy of the relevant restraints.

8. COMMUNICATION TO THIRD PARTIES

8.1	The Company agrees to write to all the members of the Senior Management Team providing them, for their information, with a copy of the agreed form of reference and letter to third parties in Annexes 5 and 6 and also instructing each of them not to make, or cause to be made, (directly or indirectly) any derogatory or critical statements (whether orally or in writing) about the Employee’s employment with the Company or its termination, or the Employee’s resignation from any directorships or other offices with the Company or any Associated Company and will use all commercially reasonable endeavours to ensure that they comply with this instruction.

8.2	The Company will, on request, provide a reference in the form contained in Annex 5 and will not make any statement which is inconsistent with the contents of Annex 5.

8.3	The Employee shall be permitted to send a letter to third party contacts (including but not limited to clients, manufacturers and licensing authorities) in the form of Annex 6 and nothing in this Agreement shall prevent the Employee from making any statement which is consistent with the contents of Annexes 5 and 6.

9. COMPROMISE AGREEMENT

9.1	It is agreed that the Employee’s acceptance of the terms of this Agreement constitutes a compromise agreement and a qualifying compromise contract (as applicable) satisfying all of the conditions relating to compromise agreements and/or qualifying compromise contracts under S.203(3) Employment Rights Act 1996, S.147 Equality Act 2010, S.288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, S.49(4) National Minimum Wage Act 1998, Regulation 35(3) Working Time Regulations 1998, Regulation 41 (4) of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and Schedule 5, Part 1, paragraph 2(2) of the Employment Equality (Age) Regulations 2006.

9.2	Nick Ralph of Archon Solicitors Limited (“the Adviser”) is a qualified lawyer and an independent adviser for the purposes of the legislation referred to in Clause 7.1 and has advised the Employee on the terms and effect of this Agreement (including in particular its effect on the Employee’s ability to pursue any complaints before an Employment Tribunal) and has signed a certificate attached as Annex 1. The Employee confirms that the Adviser has advised that there is in force a policy of insurance or an indemnity provided for members of a profession or professional body covering the risk of claims by the Employee in respect of any loss arising in consequence of that advice.

10. DEFINITIONS

For the purposes of this Agreement the following words and phrases shall have the meanings set out below:

10.1	An “Associated Company” includes any firm, company, business entity or other organisation:

(a)	which is directly or indirectly Controlled by the Company; or

(b)	which directly or indirectly Controls the Company; or

(c)	which is directly or indirectly Controlled by a third party who also directly or indirectly Controls the Company; or

(d)	of which the Company or any Associated Company is a partner; or

(e)	of which the Company or any Associated Companies referred to in Clauses 10.1(a) to (d) above owns or has a beneficial interest (whether directly or indirectly) in 20% or more of the issued share capital or 20% or more of the capital assets.

10.2	“Company Property” means all property belonging to the Company or any Associated Company which is or has been in the Employee’s possession or control including but not limited to Company car, mobile telephone, credit cards, keys and passes, laptop computer and related equipment, documents, notes, correspondence, files, e-mails, memos, reports, minutes, plans, records, surveys, software, diagrams, computer print-outs, disks, USB flash drives, memory cards or sticks, cards, manuals, customer documentation or any other medium for storing information, and all copies, drafts, reproductions, notes, extracts or summaries (howsoever made) of the foregoing.

10.3	“Confidential Information” means trade secrets or confidential information including but not limited to such information relating to business plans or dealings, technical data, existing and potential projects, financial information dealings and plans, sales specifications or targets, customer lists or specifications, customers, business developments and plans, research plans or reports, sales or marketing programmes or policies or plans, price lists or pricing policies, employees or officers, source codes, computer systems, software, designs, formula, prototypes, past and proposed business dealings or transactions, product lines, services, research activities belonging to or which relate to the affairs of the Company or any Associated Company, or any document marked “Confidential” (or with a similar expression), or any information which the Employee has been told is confidential or which the Employee might reasonably expect the Company would regard as confidential or information which has been given in confidence to the Company or any Associated Company by a third party.

10.4	“Control” and its derivatives has the meaning set out in Sections 450—451 of the Corporation Tax Act 2010.

10.5	“Statutory Employment Protection Claim” means any of the claims listed in Annex 2 which the Employee has or may have against the Company or any Associated Company (whether or not the Employee is aware of the claims at the time of entering into this Agreement).

11. MISCELLANEOUS

11.1	This Agreement although marked “Without Prejudice” and “Subject to Contract” will, upon signature by both parties and the completion of the Adviser’s certificate at Annex 1, be treated as an open document evidencing an agreement binding on the parties.

11.2	This Agreement may be executed by counterparts which together shall constitute one agreement. Either party may enter into this Agreement by executing a counterpart and this Agreement shall not take effect until it has been executed by both parties.

11.3	The construction, validity and performance of this Agreement and all non-contractual obligations (if any) arising from or connected with this Agreement shall be governed by the laws of England.

11.4	Each party irrevocably agrees to submit to the exclusive jurisdiction of the courts of England over any claim or matter (including any non-contractual claim) arising under or in connection with this Agreement.

11.5	All references in this Agreement and its Annexes to the Company or any Associated Companies shall include any successor in title or assign of the Company or any of the Associated Companies.

11.6	The terms of this Agreement constitute the entire agreement and understanding between the parties hereto and it supersedes and replaces all prior negotiations, agreements, arrangements or understanding (whether implied or expressed, orally or in writing) concerning the subject-matter hereof, all of which are hereby treated as terminated by mutual consent.

11.7	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

11.8	The various provisions and sub-provisions of this Agreement and its Annexes are severable and if any provision or identifiable part thereof is held to be unenforceable by any court of competent jurisdiction then such unenforceability shall not affect the enforceability of the remaining provisions or identifiable parts thereof in this Agreement or its Annexes.

11.9	The Company is entering into this Agreement for itself and as agent for and trustee of all Associated Companies. The parties intend that each Associated Company should be able to enforce in its own right the terms of this Agreement which expressly or impliedly confer a benefit on that company subject to and in accordance with the provisions of the Contracts (Rights of Third Parties) Act 1999. The consent of any party who is not a party to this Agreement shall not be required for the variation or termination of this Agreement, even if that variation or termination affects the benefits conferred on such party.

11.10	Headings are inserted for convenience only and shall not affect the construction of this Agreement.

SIGNED by or on behalf of the parties on the date first above written:

/s/ James Howell-Richardson
For and on behalf of BRISTOW HELICOPTER GROUP LIMITED

/s/ Richard David Burman
RICHARD DAVID BURMAN

ANNEX 1

ADVISER’S CERTIFICATE

I, Nick Ralph, confirm that Richard David Burman of Pine Banks, Butlers Dene Road, Woldingham, Surrey CR3 7HD (the “Employee”) has received independent legal advice from me on the terms and effect of this Agreement (including in particular its effect on the Employee’s ability to pursue any claims before an Employment Tribunal) in accordance with the provisions of S.203(3) Employment Rights Act 1996, S147 Equality Act 2010, S.288(2B) Trade Union and Labour Relations (Consolidation) Act 1992, S.49(4) National Minimum Wage Act 1998, Regulation 35(3) Working Time Regulations 1998, Regulation 41 (4) of the Transnational Information and Consultation of Employees Regulations 1999, Regulation 40(4) of the Information and Consultation of Employees Regulations 2004, Paragraph 13 of the Schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 and Schedule 5, Part 1, paragraph 2(2) of the Employment Equality Age Regulations 2006.

I also warrant and confirm that:

I am a solicitor of the Senior Courts, who holds a valid practising certificate and whose Firm, Archon Solicitors Limited, Martin House, 5 Martin Lane, London EC4R 0DP, is covered by a policy of insurance, or an indemnity provided for members of a profession or professional body, which covers the risk of claims by the Employee in respect of any loss arising in consequence of such advice that I have given to the Employee in connection with the terms and effect of this Agreement; and I do not have any conflict of interest in relation to this Agreement or any complaint which it settles.

SIGNED:		DATED:
Nick Ralph Solicitor

ANNEX 2

STATUTORY EMPLOYMENT PROTECTION CLAIMS

Employment Rights Act and related rights

Automatic unfair dismissal under sections 94 and 100 and protection from suffering detriment under section 44 of the Employment Rights Act 1996 (health and safety cases).

Automatic unfair dismissal under sections 94 and 104B and protection from suffering detriment under section 47D of the Employment Rights Act 1996 (tax credits).

Automatic unfair dismissal under sections 94 and 105 of the Employment Rights Act 1996 (selection for redundancy on prohibited grounds).

Automatic unfair dismissal under sections 94 and 102 and protection from suffering detriment under Section 46 of the Employment Rights Act 1996 (trustees of occupational pension schemes).

Time off for pension scheme trustees under sections 58 and 59 of the Employment Rights Act 1996.

Statement of employment particulars and itemised pay statement under Part I of the Employment Rights Act 1996.

Time off to look for work and arrange training under sections 52 and 53 of the Employment Rights Act 1996.

Suspension from work under Part VII of the Employment Rights Act 1996.

Statutory redundancy payment under section 135 of the Employment Rights Act 1996.

Working Time

Working time rights which can be enforced in the Employment Tribunal under Regulation 30 of the Working Time Regulations 1998.

Automatic unfair dismissal under sections 94 and 101A and protection from suffering detriment under section 45A Employment Rights Act 1996 (working time cases).

Discrimination & Harassment

The following claims under the Equality Act 2010 in relation to race: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to religion and belief: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to sex: sections 39 and 108 (discrimination and victimisation); sections 40 and 108 (harassment); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

The following claims under the Equality Act 2010 in relation to marriage and civil partnership: sections 39 and 108 (discrimination and victimisation); section 61 (breach of a non-discrimination rule); section 110 (contraventions by employees); section 111 (instructing causing or inducing contraventions) and section 112 (knowingly helping a contravention).

Equal pay under sections 66 and 67 Equality Act 2010.

ANNEX 3

FORMAT OF LETTER RESIGNING FROM DIRECTORSHIPS/OTHER OFFICES

The Board of Directors

Bristow Helicopter Group Limited

Redhill Aerodrome

Kings Mill Lane

Redhill

RH1 5JZ

[DATE]

Dear Sirs

Resignation from directorship

I write to confirm my resignation, with immediate effect from the date of this letter, from my directorship of Bristow Helicopter Group Limited.

I further confirm that I have no cause of action against the Company or any Associated Companies (as defined in Clause 9.1 of the Compromise Agreement entered into between me and Bristow Helicopter Group Limited dated [            ]) or its or their respective officers or employees, and hereby waive all and any such claims against it or them, arising from or connected with the above resignations.

Yours faithfully

RICHARD DAVID BURMAN

ANNEX 4

POST TERMINATION COVENANTS

1.	NON-COMPETITION

The Employee hereby agrees that he shall not (without the consent in writing of the Board which will not be unreasonably withheld or delayed) for a period of twelve months immediately following the Termination Date within the Prohibited Area and whether on the Employee’s own behalf or in conjunction with or on behalf of any other person, firm, company or other organisation, (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), in competition with the Company be directly or indirectly (i) employed or engaged in, or (ii) perform services in respect of, or (iii) be otherwise concerned with:

1.1	the research into, development, manufacture, supply or marketing of any product which is of the same or similar type to any product researched, or developed, or manufactured, or supplied, or marketed by the Company during the twelve months immediately preceding the Termination Date;

1.2	the development or provision of any services (including but not limited to technical and product support, or consultancy or customer services) which are of the same or similar type to any services provided by the Company during the twelve months immediately preceding the Termination Date;

PROVIDED ALWAYS that the provisions of this paragraph 1 shall apply only in respect of those products or services with which the Employee was either personally concerned or for which the Employee was responsible whilst employed by the Company during the twelve months immediately preceding the Termination Date.

2.	NON-SOLICITATION OF CUSTOMERS

The Employee hereby agrees that he shall not for a period of twelve months immediately following the Termination Date whether on the Employee’s own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly (i) solicit or, (ii) assist in soliciting, or (iii) accept, or (iv) facilitate the acceptance of, or (v) deal with, in competition with the Company, the custom or business of any Customer or Prospective customer:-

2.1	with whom the Employee has had personal contact or dealings on behalf of the Company during the twelve months immediately preceding the Termination Date; or

2.2	for whom the Employee was, in a client management capacity on behalf of the Company, directly responsible during the twelve months immediately preceding the Termination Date.

3.	NON-SOLICITATION OF EMPLOYEES

The Employee hereby agrees that he will not for a period of twelve months immediately following the Termination Date either on the Employee’s own behalf or in conjunction with or on behalf of any other person, company, business entity, or other organisation (and whether as an employee, principal, agent, consultant or in any other capacity whatsoever), directly or indirectly:

3.1	(i) induce or (ii) solicit, or (iii) entice or (iv) procure, any person who is a Company Employee to leave the Company’s or any Associated Company’s employment (as applicable);

3.2	be personally involved to a material extent in (i) accepting into employment or (ii) otherwise engaging or using the services of, any person who is a Company Employee on the Termination Date.

4.	INTERFERENCE WITH SUPPLIERS

The Employee hereby agrees that he shall not, whether on the Employee’s own behalf or in conjunction with or on behalf of any person, company, business entity or other organisation (and whether as an employee, director, agent, principal, consultant or in any other capacity whatsoever), directly or indirectly (i) for a period of twelve months immediately following the Termination Date and (ii) in relation to any contract or arrangement which the Company has with any Supplier for the exclusive supply of goods or services to the Company and/or its Associated Companies, for the duration of such contract or arrangement:

4.1	interfere with the supply of goods or services to the Company from any Supplier;

4.2	induce any Supplier of goods or services to the Company to cease or decline to supply such goods or services in the future.

5.	ASSOCIATED COMPANIES

5.1	The provisions of paragraphs 5.2 and 5.3 below shall only apply in respect of those Associated Companies (i) to whom the Employee gave his services, or (ii) for whom the Employee was responsible, or (iii) with whom the Employee was otherwise concerned, in the twelve months immediately preceding the Termination Date.

5.2	Paragraphs 1, 2, 3, 4, and 6 in this Annex 4 shall apply as though references to the “Associated Company” were substituted for reference to the “Company”. The obligations undertaken by the Employee pursuant to this Annex 4 shall, with respect to each Associated Company, constitute a separate and distinct covenant and the invalidity or unenforceability of any such covenant shall not affect the validity or enforceability of the covenants in favour of the Company or any other Associated Company.

5.3	In relation to each Associated Company referred to in paragraphs 5.1 and 5.2 above, the Company contracts as trustee and agent for the benefit of each such Associated Company. The Employee agrees that, if required to do so by the Company, he will enter into covenants in the same terms as those set out in paragraphs 1, 2, 3, 4 and 6 hereof directly with all or any of such Associated Companies, mutatis mutandis. If the Employee fails, within 7 days of receiving such a request from the Company, to sign the necessary documents to give effect to the foregoing, the Company shall be entitled, and is hereby irrevocably and unconditionally authorised by the Employee, to execute all such documents as are required to give effect to the foregoing, on the Employee’s behalf.

6.	DEFINITIONS

For the purposes of this Annex 4, the following words and cognate expressions shall have the meanings set out below:

6.1	“Board” means the Board of Directors of the Company.

6.2	“Company” and “Associated Company” shall have the meanings set out in the Agreement attached hereto, and shall include their successors in title and assigns (as applicable).

6.3	“Company Employee” means any person who was employed by (i) the Company or (ii) any Associated Company, for at least 3 months prior to and on the Termination Date and with whom the Employee had material contact or dealings in performing his duties of his employment and:

(a)	who had material contact with customers or suppliers of the Company in performing his or her duties of employment with the Company or any Associated Company (as applicable); and/or

(b)	who was EITHER a member of the management team of the Company or any Associated Company (as applicable) OR grade 5 or above; and/or

(c)	who was a member of the Technical Services Department of the Company or any Associated Company (as applicable).

6.4	“Customer” means any person, firm, company or other organisation whatsoever to whom the Company has supplied goods or services.

6.5	“Prohibited Area” means:

(a)	the United Kingdom;

(b)	any other country in the world where, on the Termination Date, the Company develops, sells, supplies, manufactures or researches its products or services or where the Company is intending within 3 months following the Termination Date to develop, sell, supply or manufacture its products or services and in respect of which the Employee has been responsible (whether alone or jointly with others), concerned or active on behalf of the Company during any part of the twelve months immediately preceding the Termination Date.

6.6	“Prospective Customer” means any person, firm, company or other organisation with whom the Company has had any negotiations or material discussions regarding the possible supply of goods or services by the Company.

6.7	“Supplier” means any person, company, business entity or other organisation whatsoever who:

(a)	has supplied goods or services to the Company during any part of the twelve months immediately preceding the Termination Date; or

(b)	has agreed prior to the Termination Date to supply goods or services to the Company to commence at any time in the twelve months following the Termination Date; or

(c)	as at the Termination Date, supplies goods or services to the Company under an exclusive contract or arrangement between that supplier and the Company.

6.8	“Termination Date” shall have the meaning set out in Clause 1 of the Agreement attached hereto.

ANNEX 5

AGREED REFERENCE

To whom it may concern.

Dear [            ]

Richard Burman

Richard was employed by Bristow Helicopters from October 2004 until the early part of 2012, reporting to me throughout. He was employed as Managing Director Bristow Helicopter Group Limited for the entire period, and as Senior Vice President Eastern Hemisphere from October 2004 until December 31, 2009, and then latterly as Senior Vice President Global Operations. He was the Accountable Manager for Bristow flight operations with various national civil aviation authorities, and served on many company Boards.

Organisationally, the following reported directly to Richard, the group being collectively referred to as the Operations Leadership Team (OLT):

•	five operational Business Unit Directors (North America, Europe, Nigeria, Australia, Other International)

•	Director Centralised Operations (Supply Chain, heavy maintenance, technical records, Technical Services)

•	Director Quality, Safety and Global Standards

•	Director Legal, Global Operations

•	Director Human Resources, Global Operations.

Several of the OLT members were recruited by Richard. One of his key and most notable achievements was the way in which he assimilated and lead the OLT, creating and driving a consistency of leadership culture built around Safety, growth, integrity, authenticity, mutual respect, commitment, hard work and high performance.

Other noteworthy achievements included:

•	Focus on Target Zero Safety campaign and Safety performance resulting from same:

•	Industry leading aviation accident rate

•	Zero fatalities 38 months

•	TRIR 0.19 (down from 2005 high of 2.7)

•	LWC rate 0.15

•	Many areas of the company at Target Zero

•	100% compliance with Bristow’s Code of Business Integrity (COBI), throughout Global Operations, for seven plus years

•	Doubling of Eastern Hemisphere revenues and more than doubling of profitability (EBITDA) in his role as Senior Vice President Eastern Hemisphere

•	Transformation of Bristow’s business in Nigeria, in compliance with COBI, from a loss making operation to the most profitable Business Unit

•	Personally created and developed business in Malaysia with a 24% return on capital employed

•	Turned around Bristow business in Australia, with best ever financial performance (operating income) in Q4 FY12

•	Drove cash flow from operations to record $240m (from revenues of $1.3b) in FY12

•	Achieved best ever DSO results Dec 31, 2011

•	Strove for and achieved indigenous management leadership in Nigeria and Norway.

Richard is a hard working individual who has been totally committed to the success of Bristow. He relishes a challenge and has been prepared to travel extensively in order to engage with employees, clients, other Board members, and partners / business associates throughout the world. His focus on Safety performance and the delivery of quality services has been relentless. His hands off, empowering and supportive leadership style has been especially effective in developing the high performance Operations Leadership Team. He created a fulfilling and rewarding environment in Operations and successfully strived to generate the most from his team through a mix of encouragement, support, openness and humour. His particular knack for engaging with individuals at all levels made him especially popular with the organization across the globe.

I have enjoyed working with him and have been grateful for his significant contribution over the seven years he worked at Bristow.

Bill Chiles, CEO.

ANNEX 6

AGREED LETTER TO THIRD PARTIES

Pine Banks

Butlers Dene Road

Woldingham

Surrey CR3 7HD

February 29, 2012.

Dear

As you may be aware, I recently announced my retirement from Bristow Helicopters.

I have had seven interesting, challenging and rewarding years with the company, joining them as I did, in late 2004, shortly after the new executive leadership team was put in place by the newly appointed and current CEO, Bill Chiles.

The company has come a long way since then and I have been proud to have been an integral part of the work which has focused on Safety, global standards, fleet renewal, quality of service delivery and financial performance. Significant progress has been made in all these areas. The company’s achievements resulting from its Target Zero campaign are especially noteworthy, and I take personal pride in those results. I also take great personal pride in the Operations Leadership team I was able to assimilate and lead. That group, which reported directly to me, includes the six Business Unit Directors, as well as Directors focused in the QHSE/Standards, HR and Legal areas of the company’s business. All but the HR Director remain in the company and I am confident that the legacy I leave will be sustained and improved upon by the remaining group of excellent individuals.

My work with Bristow has taken me all over the world. I have relished and enjoyed the opportunity to meet employees, colleagues, partners and associates in the various location Bristow operates, and been continually surprised by the warmth of welcome I have been afforded by all, and by the common sense of purpose and professionalism which abounds within the rotor wing aviation sector. Having travelled and achieved as much as I have, and with the move to a more centralised control based business model in Houston, I have decided it is time to move on and make way for others within the organization.

I am writing now to thank you for the association we have had in the past and thank you for your help, support and friendship throughout. Retirement, I suspect, will be a temporary thing for me, and if it is, I sincerely hope that our paths will cross again in the future so that we can renew our association.

Bristow has been, is, and always will be a great company, and I will be eternally grateful for the opportunity the company gave me over the past seven years.

Yours sincerely,

Richard Burman.